Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orthofix Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Other	1,325,000 (2)	$16.10 (3)	$21,332,500	0.0001102	$2,350.85
Total Offering Amounts					$21,332,500		$2,350.85
Total Fee Offsets					⸻		⸻
Net Fee Due							$2,350.85

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)
Represents 1,325,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), to be issued under the Company’s Amended and Restated 2012 Long-Term Incentive Plan, as amended (representing the increased number of shares of Common Stock authorized by the amendment to the plan that was approved by the Company’s shareholders on June 6, 2022).

Exhibit 107

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the Nasdaq Global Select Market on November 1, 2022, which was $16.10 per share.